UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2008

Technology Solutions Company
 (Exact name of registrant as specified in its charter)

Delaware	000-19433	36-3584201
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East Monroe Street, Suite 2600 Chicago, Illinois	60603
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 228-4500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective with the April 15, 2008 payroll, the employment agreement of Milton Silva-Craig, the Company’s Chief Executive Officer, was amended to reduce his annual salary to $275,000. In exchange for his agreement to the salary reduction, Mr. Silva Craig was paid a compensatory amount equal to two (2) times the reduced salary amount discounted by an appropriate market interest rate. The salary reduction shall remain in place for two (2) years unless amended by the Compensation Committee. In addition, for a period of eighteen (18) months, if Mr. Silva-Craig voluntarily leaves the Company, he agrees to reimburse the Company, on a straight line basis, the relevant portion of the compensatory amount paid to him.

Effective with the April 15, 2008 payroll, the employment agreement of Timothy G. Rogers, the Company’s Chief Financial Officer, was amended to reduce his annual salary to $175,000. In exchange for his agreement to the salary reduction, Mr. Rogers was paid a compensatory amount equal to two (2) times the reduced salary amount discounted by an appropriate market interest rate. The salary reduction shall remain in place for two (2) years unless amended by the Compensation Committee. In addition, for a period of eighteen (18) months, if Mr. Rogers voluntarily leave the Company, he agrees to reimburse the Company, on a straight line basis, the relevant portion of the compensatory amount paid to him

The amendments were approved by the Compensation Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHNOLOGY SOLUTIONS COMPANY
Date: April 21, 2008	By: /s/ Timothy G. Rogers
Name: Timothy G. Rogers
Title: Chief Financial Officer